Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

REDACTED VERSION

CONFIDENTIAL

SERVICES AGREEMENT

BETWEEN

LAW OFFICES OF DAVID J. STERN, P.A.

AND

DJS PROCESSING, LLC

DATED JANUARY 15, 2010

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

TABLE OF CONTENTS

i

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

7.4	Billing Process	8

7.5	Payment	9

7.6	Temporary Service Fees	10

7.7	Taxes.	10

7.8	Ongoing Services at Effective Date.	11

ARTICLE VIII.	PROVIDER OBLIGATIONS	11

8.1	Reliance	11

8.2	Notice of Adverse Circumstances	11

8.3	Compliance with Applicable Law	11

8.4	Separation of Services	12

8.5	Conflict Check; Waiver	12

8.6	Review of Procedures; Quality Control	12

8.7	Standard of Care	12

8.8	Performance Metrics	13

8.9	Marketing Materials	13

8.10	Guaranteed Payments	13

ARTICLE IX.	PRACTICE OF LAW	14

ARTICLE X.	SCHEDULED ASSESSMENTS	14

ARTICLE XI.	EXPENSES	15

ARTICLE XII.	INDEPENDENT CONTRACTOR; USE OF SUBCONTRACTORS	15

12.1	Independent Contractor	15

12.2	Subcontractors	15

ARTICLE XIII.	FIRM OBLIGATIONS	15

13.1	Notice of Excluded File	15

13.2	Client Notification and Consent	16

13.3	Firm Personnel	16

13.4	Firm Information	16

13.5	License to Practice Law	16

13.6	Compliance with Applicable Law	16

13.7	Professional Ethical Requirements	16

13.8	Review of Procedures	16

13.9	Notice of Adverse Circumstances	17

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

13.10	Marketing Materials	17

13.11	Continuation of Business	17

ARTICLE XIV.	ASSET OWNERSHIP	17

14.1	Intellectual Property; Equipment.	17

14.2	Reservation of Rights/No Contest.	17

14.3	Licenses.	18

ARTICLE XV.	RESTRICTIVE COVENANTS	19

15.1	Confidentiality	19

15.2	Privileged Information.	20

15.3	Competition	20

15.4	Recruitment of Employees	21

15.5	Limits on Activities	21

15.6	Equitable Remedies	21

15.7	Blue-Pencil	21

ARTICLE XVI.	INSURANCE	21

16.1	Provider’s Insurance	21

16.2	Malpractice Insurance	22

ARTICLE XVII.	INDEMNIFICATION	22

17.1	Firm’s Indemnity	22

17.2	Provider’s Indemnity	23

17.3	Limitation of Liability	23

17.4	Indemnification Procedures.	23

17.5	Sole and Exclusive Remedy	25

ARTICLE XVIII.	RECORDS; AUDIT RIGHTS	25

18.1	Maintenance of Records	25

18.2	Access to Records	25

18.3	Audit Rights	26

ARTICLE XIX.	DISPUTE RESOLUTION	26

19.1	Exclusive Procedures	26

19.2	Negotiation	26

19.3	Mediation	26

19.4	Judicial Enforcement	27

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

ARTICLE XX.	GENERAL	27

20.1	Notices	27

20.2	Assignment	28

20.3	Enforcement	28

20.4	Governing Law; Venue; Jurisdiction	28

20.5	Change in Applicable Law	28

20.6	No Third Party Beneficiaries	28

20.7	Severability	28

20.8	Construction.	29

20.9	Force Majeure	29

20.10	Entire Agreement; Amendment	30

20.11	Counterparts; Effectiveness	30

20.12	Waiver of Jury Trial	30

EXHIBIT A	DEFINITIONS	A-1

EXHIBIT B	Description of Services	B-1

EXHIBIT C	Fee Schedule	C-1

EXHIBIT D	Expenses	D-1

EXHIBIT E	Performance Metrics	E-1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made as of the 15th of January, 2010 (the “Effective Date”), between the LAW OFFICES OF DAVID J. STERN, P.A., a Florida professional association, with a place of business at 900 S. Pine Island Road, Suite 400, Plantation, Florida 33324 (“Firm”) and DJS PROCESSING, LLC, a Delaware limited liability company with a place of business at 900 S. Pine Island Road, Suite 400, Plantation, Florida 33324 (“Provider”) (each of Firm and Provider, a “Party”; together, the “Parties”).

RECITALS

A.           Firm is engaged in the practice of law with its principal office in Florida.

B.           Firm now desires to engage Provider as an independent contractor to provide Services to Firm, upon the terms and conditions set forth in this Agreement.

AGREEMENT

ARTICLE I.
DEFINITIONS

The capitalized terms used in this Agreement (including the Exhibits) shall have the meanings set forth in Exhibit A attached hereto.

ARTICLE II.
SERVICES

2.1     Engagement.  Provider agrees to provide to Firm, and Firm agrees to purchase from Provider, all Services used in the conduct of Firm’s business.

2.2         Use of Provider.  Firm shall use Provider to provide any and all Services used by Firm from time to time during the Term and shall not retain, hire, employ, use or engage any employee or Person other than Provider to provide Services, whether directly or indirectly, except (i) to the extent that Provider is prohibited by Applicable Law from performing any such Service, (ii) Services to be performed for any Excluded File, (iii) Services arising out of Additional Law Firm Services for which Provider has declined to accept the applicable offer in accordance with Section 4.1, and (iv) Services arising out of Additional Provider Services for which Firm has declined to accept the applicable offer in accordance with Section 4.2.

2.3         Non-Exclusive Provision of Services.  Firm acknowledges and agrees that Provider is providing Services to Firm under this Agreement on a non-exclusive basis and that Provider may provide any services, including services that are the same or substantially similar to the Services, to other Persons, including to law firms other than Firm (the “Other Firms”), in any jurisdiction.  Notwithstanding the foregoing, in no event shall Firm be required to direct and supervise the provision of Services by Provider to third parties (whether or not such supervision is required by Applicable Law).

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

2.4         Description of Services.  The Services to be provided by Provider under this Agreement shall initially be those set forth in Exhibit B attached hereto, and shall also include Changed Services and additional Services pursuant to Article IV hereof, to be performed by Provider to the extent required, and as contemplated by, the terms and conditions of this Agreement.  Without limiting the foregoing, the employees of Firm shall not provide Services for any Included Files to any Client without the prior written consent of Provider.

2.5         Independence of the Law Firm.  The Parties hereto acknowledge that Provider will not provide Legal Services with respect to any Files, and Firm shall have complete and absolute control over the methods by which the practice of law is conducted by Firm.  All matters involving the internal management, control, or finances of Firm shall remain the sole responsibility of Firm and its shareholders, and Provider shall have no authority whatsoever over Firm as it relates to its practice of law.  If the Service(s) to be provided require the direction and supervision of an attorney employed or contracted by Firm, then (i) Firm’s attorney(s) shall so direct and supervise the Service(s) and the personnel providing those Service(s) on behalf of Provider and (ii) the Firm, in its sole and absolute discretion, has the right to exclude any employee or Subcontractor of Provider from being involved in the provision of such Service(s) for the Firm if the Firm deems such action is necessary for Firm to fulfill its obligations under Applicable Law.  The Parties acknowledge that Provider shall have no authority whatsoever to enter into, amend, terminate, extend or renew any agreement or arrangement on behalf of Firm or any employee or associate of Firm, or to bind Firm, in any way, without Firm’s prior written consent.

2.6        Standard Operating Procedures.  Provider shall provide the Services in accordance with standard operating procedures (“SOPs”) formulated in compliance with Applicable Law.  Until the Parties agree otherwise, the SOPs shall be (i) those utilized by Firm in providing services to the Clients prior to the Effective Date; (ii) communicated by Firm to Provider and documented prior to the Effective Date; and (iii) amended from time to time by the Parties in accordance with Article III.

ARTICLE III.
CHANGES TO SERVICES; CHANGE IN CIRCUMSTANCES

3.1         Changes to Services.  If, at any time during the Term, Applicable Law, Client demands, or best practices require any change in the scope or nature of Services, or in the method, manner or means by which Services are performed, excluding any Additional Law Firm Services as described in Section 4.1 or any Additional Provider Services as described in Section 4.2, Provider at that time agrees to perform such changed, different and/or additional Services (collectively, the “Changed Services”), subject to the provisions of Section 3.2.  Each Party shall provide notice to the other as soon as commercially reasonable of the need for Changed Services and, subject to Section 2.2, Firm agrees to engage Provider for such Changed Services.

3.2         Service Fees for Changed Services.  Any modification to the Services may result in an adjustment to the Services Fees payable for such Services, as provided in Article VII.

3.3         Provision of Changed Services.  If required by Applicable Law, the Client or the Firm, Provider shall commence performing Changed Services prior to the time when the Parties shall have reached agreement on any adjustment to the Service Fees, if any, for such Changed Services.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

3.4         Change in Circumstances.  The Parties acknowledge that, from time to time, after the Effective Date, it may be necessary or desirable for either Party to change or adjust the nature and/or structure of its business.  Accordingly, notwithstanding anything to the contrary contained in this Agreement, each Party agrees to negotiate with the other in good faith, at the request from time to time of the other Party, to adjust or amend the terms and provisions of this Agreement to reflect such changes in the nature and/or structure of the requesting Party’s business and to give effect to the general financial intent of the Parties.

ARTICLE IV.
RIGHT OF FIRST REFUSAL

4.1         Additional Law Firm Services.  Provider shall have a right of first refusal to provide any additional Services required by Firm in connection with Firm’s provision of any Legal Services that are not of the nature or type conducted by Firm as of the Effective Date (“Additional Law Firm Services”) in accordance with this Section 4.1; provided that Provider demonstrates to Firm’s reasonable satisfaction that it is able to provide the Additional Law Firm Services in accordance with the standard of care set forth in Section 8.7 and subject to Section 15.5.

4.1.1          Notice.  Firm will give Provider written notice (a “Notice”) of its intention to conduct the Additional Law Firm Services at least thirty (30) days prior to its initiation of the Additional Law Firm Services.  The Notice shall offer Provider the right to perform all Services necessary or incidental for Firm to conduct such Additional Law Firm Services and set forth the proposed Service Fees and scope of Services required with respect to the Additional Law Firm Services.  Firm shall determine such proposed Service Fees in good faith and at a reasonable level based upon then current rates charged by other similar companies for such services.  If required by Applicable Law, a client of Firm or Firm, Provider shall commence performing the Additional Law Firm Services prior to the time when the Parties shall have reached agreement on any adjustment to the Service Fees, if any, for such Additional Law Firm Services.

4.1.2          Offer and Acceptance.  Provider shall have 45 days after receipt of the Notice (the “Offer Period”) to accept such offer by giving Firm a written notice of acceptance.  During the Offer Period, both Parties will use commercially reasonable efforts to reach a mutually satisfactory agreement relating to terms and conditions for the provision of such Services, including Service Fees relating thereto.  The Parties will amend this Agreement to include the agreed terms and conditions relating to such Services.  If Provider does not accept the offer in its entirety during the Offer Period, Firm will have the right within 90 days after expiration of the Offer Period, to retain a third party, which is not an Affiliate of Firm, to provide such Services (other than those that Firm and Provider have agreed will be provided by Provider) on terms and conditions that are less favorable to the third party than the terms and conditions offered to Provider in the Notice.  If Firm does not consummate an agreement with a third party within that 90-day period in accordance with the foregoing limitations, the right of Firm to retain a third party to provide such Services will terminate and Firm must again comply with the procedures set forth in this Section 4.1.2 with respect to the provision of such Services.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

4.1.3          Prohibition by Applicable Law.  This Section 4.1.3 will not apply to the extent Provider is prohibited by Applicable Law from performing Additional Law Firm Services.  In such case, Firm must notify Provider of the requirement that a law firm provide such Services.  If requested in writing by Provider, Firm will use commercially reasonable efforts to revise the proposal so as to permit Provider to perform such Additional Law Firm Services in accordance with Section 4.1 and Applicable Law.

4.2         Additional Provider Services.  In the event that Provider offers new or additional services required by Firm to conduct its business, Provider shall have a right of first refusal to provide such new or additional services to Firm (“Additional Provider Services”) in accordance with this Section 4.2; provided that Provider demonstrates to Firm’s reasonable satisfaction that it is able to provide the Additional Provider Services in accordance with the standard of care set forth in Section 8.7.

4.2.1          Notice.  Provider shall provide Firm with written notice of offering to provide the Additional Provider Services the proposed Service Fees and scope of services required with respect to the Additional Provider Services (the “Additional Provider Services Notice”).  Provider shall determine such proposed Service Fees in good faith and at a reasonable level based upon then current rates charged by other similar companies for such services.

4.2.2          Offer and Acceptance.  To the extent that Firm requires such Additional Provider Services to conduct its business, Firm shall have 45 days after receipt of the Additional Provider Services Notice (the “Additional Provider Services Offer Period”) to accept such offer by giving Provider a written notice of acceptance.  During the Additional Provider Services Offer Period, both Parties will use commercially reasonable efforts to reach a mutually satisfactory agreement relating to terms and conditions for the provision of such Additional Provider Services, including Service Fees relating thereto.  The Parties will amend this Agreement to include the agreed terms and conditions relating to such Additional Provider Services.  If Firm does not accept the offer in its entirety during the Additional Provider Services Offer Period, Firm will have the right to continue to (i) use any third party previously used by Firm to provide such Additional Provider Services (other than those services that Firm and Provider have agreed will be provided by Provider) on terms and conditions that are less favorable to the third party than the terms and conditions offered to Firm in the Additional Provider Services Notice or (ii) provide such Additional Provider Services itself.  In the event that Firm (i) does not require the Additional Provider Services at the time of receipt of the Additional Provider Services Notice, but thereafter requires such services, (ii) engages a third party to provide such services or (iii) changes the third party providing such services or the terms upon which it engages a third party to provide such services, then such services shall constitute Additional Law Firm Services covered by Section 4.1.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

4.2.3          Prohibition by Applicable Law or Existing Agreement.  This Section 4.2 will not apply to the extent Firm is prohibited by Applicable Law from retaining Provider to provide the applicable Additional Provider Services or the retention of Provider to provide the applicable Additional Provider Services would be a breach of any existing agreement to which Firm is a party.  In such case, Firm must notify Provider of such prohibition and, if requested in writing by Provider, use commercially reasonable efforts to revise the proposal so as to permit Provider to perform such Additional Provider Services in accordance with this Section 4.2, Applicable Law and existing agreements.

ARTICLE V.
TERM AND TERMINATION

5.1        Commencement.  This Agreement shall commence on the Effective Date.

5.2        Initial Term.  Unless terminated earlier in accordance with this Article V, this Agreement will continue in full force and effect for an initial term of twenty-five (25) years (the “Initial Term”), subject to Section 5.3.

5.3        Renewal Periods.  Unless terminated earlier in accordance with this Article V, this Agreement shall automatically renew for successive additional five (5) year periods after the Initial Term (each a “Renewal Period”), unless either Party delivers to the other a written notice of its intention not to renew this Agreement at least twelve (12) months prior to the expiration of the Initial Term or any Renewal Period, in which case this Agreement shall terminate at the expiration of that Initial Term or Renewal Period, as the case may be.  The Initial Term and any subsequent Renewal Period shall hereinafter collectively be referred to as the “Term.”

5.4        Termination.  This Agreement may be terminated for any of the following reasons: (i) upon the expiration of this Agreement in accordance with Sections 5.2 or 5.3; (ii) by written agreement of both Parties; (iii) by any Party upon written notice to the other Party in the event that any governmental, regulatory or judicial entity of competent jurisdiction shall have issued a permanent injunction or other final order of decree which is not subject to appeal or in respect of which all time periods for appeal have expired enjoining or otherwise preventing any Party from performing, in any  material respect, this Agreement or any Service; (iv) upon written notice by one Party of material breach of this Agreement or the Facilities Agreement by the other Party, including, but not limited to, Section 8.7, and, if capable of cure, such breach remains uncured for a period of one hundred twenty (120) days after such written notice of the material breach; provided that, if Provider is terminating for a non-monetary breach by Firm or due to an inability to increase the Service Fee pursuant to Article VII, upon request of Firm, Provider must continue to provide the Services to Firm for the period requested by Firm, up to six (6) months, on the terms and conditions set forth in this Agreement; or (v) as provided in Section 5.6 below.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

5.5         Effects of Termination.   Upon such termination of this Agreement, (i) Provider shall continue to collect and receive from Firm all reimbursements and payments due to Provider prior to the date of termination of this Agreement and for Services required to be rendered by Provider following the termination of this Agreement; (ii) in addition to Subsection (i), if requested by Firm, Provider will continue providing Services for any Included File in progress at the time of termination until such Included File is (a) closed, (b) becomes an Excluded File or (c) until Firm is no longer handling such File; and Firm will continue to be obligated to pay the Service Fees and all other amounts payable to Provider for all such Included Files in existence at the date of termination for as long as it continues to provide Services for such Included File and the Access Fee for Excluded Files to the extent Firm uses Provider Intellectual Property Rights in connection with such Excluded File; (iii) Firm will return to Provider and cease to use all Confidential Information of Provider, all Provider Intellectual Property Rights, and any third party information, except as required to conclude work on Included Files in accordance with this Section 5.5 and Excluded Files for which an Access Fee is paid; (iv) Provider will return to Firm and cease to use all Confidential Information of Firm and all Intellectual Property Rights owned by Firm (which does not include any Provider Intellectual Property Rights), except as required to conclude work on Included Files in accordance with this Section 5.5 and on Excluded Files for which Firm has paid an Access Fee; and (v) Provider will, for a period of seven (7) years after the Termination Date, maintain and grant Firm access, at Firm’s cost, to the work performed on the Included Files pursuant to this Agreement in accordance with Article XVIII.

5.6        Performance Metrics Termination.   In the event that Provider consistently fails to achieve the Performance Metrics, due to its own action or omission and not those of any third party, with respect to Included Files of a Client, Firm shall notify Provider of such failure to perform (the “Performance Notice”), which Performance Notice shall contain (i) the detail of the nature of such failure(s) to perform, and (ii) suggested steps to cure such failure.  Upon receipt by Provider of the Performance Notice, Provider shall have one hundred twenty (120) days to work in good faith to resolve such failures.  If Provider is unable reasonably to resolve such failures, Firm shall have the right to designate all Included Files of that Client as Excluded Files.  If requested by Firm, Provider will complete any and all work in progress on any such File for such Client, and Firm shall pay Provider the Service Fee for any such Files for which it completes the required Services in accordance with the terms of this Agreement.  Firm shall be required to pay a percentage of the Access Fee for these Excluded Files based upon the percentage of Services required to be rendered with respect to such Excluded File following the date the File is designated as an Excluded File and Firm shall have the right to the use of Provider Intellectual Property as provided in Section 7.3.4 to provide Services to those Files.

5.7         Survival Following Termination.  Notwithstanding expiration or termination of this Agreement (whether in whole or in part), (i) nothing in this Article V shall in any way operate to impair or destroy any of the rights or remedies of either Party of its obligations to comply with the provisions of this Agreement which have accrued prior to the Termination Date, (ii) Firm will remain liable to Provider for all Service Fees, and other amounts payable to Provider under this Agreement and (iii) the provisions of Sections 2.5, 2.6, 8.1, 8.4, 8.5, 8.6, 8.8, 8.10, 13.3, 13.4 , 13.5, 13.6 and 13.10 and Articles V, VII, IX, XI, XII, XIV, XV, XVI, XVII, XVIII and XX shall survive termination of this Agreement indefinitely.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

ARTICLE VI.
FACILITIES AGREEMENT

The Parties acknowledge that, on the Effective Date, Provider and Firm have entered into a Facilities Sharing Agreement for the sublease of a portion of the premises to be occupied by Firm after the Effective Date (the “Facilities Agreement”).  The Parties acknowledge that either Party may immediately terminate the Facilities Agreement upon termination or expiration of this Agreement, in accordance with the terms and conditions of the Facilities Agreement.

ARTICLE VII.
SERVICE FEES

7.1        Services.  In consideration for the performance of Services relative to each Included File, Firm shall pay Provider the applicable fee as set forth on the Fee Schedule, attached hereto as Exhibit C (the “Service Fees”).  If at any time prior to the conclusion of a File, such File is converted from one file type to another (e.g., from a foreclosure File to a bankruptcy File), then a new File will be deemed to have been created on the date of such conversion and to have been referred by Firm to Provider for processing and Provider will be entitled to a new Service Fee in accordance with the Fee Schedule for that File.  In no case shall the payment of Service Fees by Firm to Provider be interpreted or implied as permitting Provider to share in Firm’s fees for Legal Services.  Rather, the payment of Service Fees by Firm to Provider is acknowledged as the Parties’ negotiated agreement establishing the reasonable value of the Services.

7.2        Reimbursed Expenses.  Firm shall reimburse Provider for all Client Reimbursements advanced by Provider in connection with the performance of Services hereunder as provided in Sections 7.4 and 7.5. In the event that Firm is unable to secure reimbursement from any Client for such amount due to Provider’s failure to submit timely such costs to Firm, Firm shall not be obligated to make such reimbursement to Provider.

7.3        Changes to Fee Schedule.

7.3.1          Either Party may propose a Fee Schedule change if (i) changes in Applicable Law, Client demands, Performance Metrics, or best practices, as determined by Firm or Provider, materially changes Services required so as to increase or decrease materially the cost of providing the Services; or (ii) the cost to provide the Services increases or decreases materially, whether as a result of increases or decreases in fees charged by third Parties or as a result of an increase or decrease in the volume of Services provided, whether affecting Provider, the industry in which Provider participates or the national, regional or global economy generally.  In determining whether there should be a change to the Fee Schedule, all changes in Services or the cost to provide Services shall be considered cumulatively until there is a change to the Fee Schedule reflecting such change.

7.3.2          The Party proposing an adjustment to the Fee Schedule must provide the other Party written notice setting forth the proposed adjustment and the facts or circumstances together with reasonable supporting information to support the proposed adjustment.  Such notice may be provided by (i) David J. Stern or a person designated by Mr. Stern on behalf of the Firm and (ii) a person designated by majority vote of the members of the Board of Managers of the Provider (who are not an owner, officer, employee or agent of the Firm) shall be authorized to negotiate on behalf of Provider.  The Fee Schedule may not be adjusted more than twice each calendar year.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

7.3.3         In the event that Firm and Provider wish to amend the Fee Schedule, the Parties agree to act in good faith and to use commercially reasonable efforts to seek to reach an agreement mutually satisfactory to the Parties in connection with any proposed amendment to the Fee Schedule that is permitted by this Article VII.  In the event that David J. Stern is the Chief Executive Officer of the Provider, a person designated by majority vote of the members of the Board of Managers of the Provider (other than David J. Stern or any other owner, officer or employee or agent of the Firm) shall be authorized to negotiate on behalf of Provider.  If the Parties are unable to reach agreement on any such proposed adjustment within sixty (60) days after notice of such proposed adjustment, the Parties will cause promptly thereafter a nationally recognized independent firm of public accountants (the “Arbitrator”) reasonably satisfactory to both Parties to make a determination in writing, within thirty (30) days, of the appropriate amendment to the Fee Schedule, which determination shall be binding on the Parties.  The Arbitrator’s determination shall be made based upon the amount it reasonably determines is required to fairly compensate Provider for the Services to be provided, taking into consideration the relevant reasonable economic expectations of each of the Parties when they entered into this Agreement and the economic needs of the Firm in order for it to provide Legal Services to its Clients in accordance with Applicable Law.  The fees and expenses of the Arbitrator shall be allocated equally between Provider and Firm.  Each Party agrees that it will, and each agrees to cause the Arbitrator to, cooperate in the determination of any such adjustment to the Fee Schedule, including making available to the other party and to the Arbitrator, to the extent necessary, any books, personnel , records and work papers.

7.3.4         Access Fee.  In the event that any File is or becomes an Excluded File, Firm shall pay to Provider a fee for the Firm’s use of Provider Intellectual Property in conjunction with the handling and processing of said File(s) (the “Access Fee”), consistent with the terms of this Article VII and as set forth in the Fee Schedule attached hereto as Exhibit C. With respect to Files that become Excluded Files after work has been started on the Files, the Access Fee shall be based upon the percentage of Services required to be rendered with respect to such Excluded File following the date the File is designated as an Excluded File.  Following the termination of this Agreement, Firm shall pay the Provider the Access Fee or the applicable percentage thereof pursuant to this Section 7.3.4 of this Agreement, for any File of Firm with respect to which Firm uses Provider Intellectual Property pursuant to the license set forth in Section 14.3 to the extent Firm has not or will not pay a full Service Fee for such File or has not paid a full Access Fee for such File.  The Access Fee was mutually established by the Parties and represents a reasonable market rate for the benefits provided.

7.4         Billing Process.  Provider will submit invoices to Firm for all Service Fees (other than amounts payable under Section 7.7) and Client Reimbursements (the “Invoice”) on the following schedule:

(i)	Provider may invoice the Firm for Client Reimbursements incurred by Provider at any time after such Client Reimbursements are incurred.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

(ii)
Provider may issue the first fee invoice (“First Invoice”) with respect to foreclosure services rendered on a File once the Firm is permitted to invoice its Clients, or, if earlier, sixty (60) days after the File is referred to Provider.  The First Invoice shall be for 75% of the Service Fees payable with respect to foreclosure services rendered on a File and shall reference any Client Reimbursements previously invoices but not yet paid to Provider by the Firm.

(iii)
Provider may issue the second fee invoice (“Second Invoice”) with respect to foreclosure services rendered on a File once the Firm is permitted to invoice its Clients or, if earlier, three hundred thirty (330) days after the File is referred to Provider.  The Second Invoice shall be for 25% of the Service Fees payable with respect to foreclosure services rendered on the File and shall reference any Client Reimbursements previously invoiced but not yet paid to Provider by the Firm.

(iv)
In all other cases, the Provider may invoice the Firm for services rendered on a File (the “Non-Foreclosure Invoice”) once the Firm is permitted to invoice its clients for these services or, if earlier, ninety (90) days after the File is referred to Provider or as otherwise agreed by the Provider and the Firm.

Provider will, with each Invoice, provide to Firm such information as may be reasonably requested by Firm to support the calculation of such Service Fees.  When invoicing its Clients, Firm will include in such invoices all Client Reimbursements previously invoiced by Provider to Firm unless Firm has already invoiced Client for such Client Reimbursements.

7.5         Payment.  Firm agrees to pay each invoice promptly, without notice, demand and without any set-off and, in any event, no later than five (5) Business Days after Firm receives payment of the invoice issued by Firm to its Client for (i) the Client Reimbursements covered by Provider’s invoice, in the case of Client Reimbursements, and (ii) legal services for which the Services covered by Provider’s invoice were provided, in the case of Services, provided, however, that in no event shall Firm’s payment of Service Fees occur more than ninety (90) days after the date of Provider’s invoice to Firm for such Service Fees.  If Firm defaults on any amount payable to Provider pursuant to this Agreement for more than 30 days after its payment date as set forth in this Agreement, Firm will be obligated to pay interest on such overdue amount from the date due, until paid, at the prime rate as published in The Wall Street Journal, Eastern Edition in effect at the time of such payment plus 2% per annum (the “Default Rate”).  Interest payable under this Section 7.5 shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed and compounded monthly, from the relevant date when payment was due through the date of payment; provided that such interest rate will not exceed the maximum rate permitted by Applicable Law.  All payments made by Firm hereunder will be applied first to accrued but unpaid interest and then to amounts otherwise due under this Agreement but unpaid.  If Firm fails to pay the full amount due within 90 days of the date payment was due, such failure will be considered a material breach of this Agreement (except to the extent of any invoiced amounts reasonably disputed by Firm in good faith).  In the event that Firm has received payment from its Client on an Included File and has failed to pay Provider for the Services rendered on such File as required by this Agreement, then the Default Rate shall be increased by 5% per annum with respect to the amount payable to Provider for Services for that File, and Provider shall be permitted to offset the amount due to Provider for Services for that File against amounts due by Provider to Firm under Section 8.10.  Firm will maintain in force and effect its billing and collection practices generally as they existed prior to the Effective Date, with only such changes as are required from time to time by its Clients.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

7.6        Temporary Service Fees.  If Provider provides any Services hereunder (including Changed Services) during any period after an adjustment to the Fee Schedule has been proposed but prior to the time when any resulting adjustment to the Fee Schedule shall have been agreed by the Parties or determined by the Arbitrator, the Service Fees payable for such Services until the time of such agreement or determination (the “Temporary Service Fees”) shall be equal to the Service Fees existing prior to such proposal.  At such time when the resulting Service Fees for such Services are agreed or so determined by the Arbitrator, (i) the applicable adjustment to the Fee Schedule for such Services will be effective as of the date when the adjustment was first proposed, notwithstanding the fact that the amount of such adjustment may not have been agreed by the Parties or so determined by the Arbitrator until a later date, (ii) the Firm shall be required to pay to Provider any amount by which the aggregate Service Fees payable for such Services (based upon the Service Fees as ultimately agreed by the Parties or so determined by the Arbitrator) exceeds the aggregate Temporary Service Fees actually paid for such Services and (iii) Provider shall be required to pay to the Firm any amount by which the aggregate Temporary Service Fees actually paid for such Services exceeds the aggregate Services Fees payable for such Services (based upon the Service Fees as ultimately agreed by the Parties or so determined by the Arbitrator).  Firm or Provider, as the case may be, shall submit invoices for all amounts payable by the other party promptly after the applicable adjustment to the Fee Schedule has been agreed by the Parties or determined by the Arbitrator in accordance with this Section 7.6.  Any amount payable by Firm or Provider pursuant to this Section 7.6 shall be payable as provided in Section 7.5.

7.7         Taxes.

7.7.1         Amounts payable by either of Firm or Provider hereunder are exclusive of any applicable withholding, sales, use, excise, services or similar tax (any such tax, a “Sales Tax”), which may be assessed on the provision of Services hereunder.  If any Sales Tax is assessed on the provision of any Services under this Agreement, Firm shall either (i) pay directly or reimburse or indemnify Provider for such Sales Tax, or (ii) provide Provider with a certificate or other proof, reasonably acceptable to Provider, evidencing an exemption from liability for such Sales Tax.  All amounts under this Agreement and in any Fee Schedule are expressed exclusive of Sales Taxes.

7.7.2         The Parties agree to cooperate with each other in determining the extent to which any Sales Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

7.8         Ongoing Services at Effective Date.

7.8.1         Provider shall provide foreclosure Services on all of Firm’s open Files at the Effective Date, except as otherwise provided in Section 2.2, on the following basis:  (a) with respect to Files that have been open less than two hundred forty (240) days, if there have been no billings by Firm to its Client on the File, then Provider may bill Firm for one hundred (100%) percent of the foreclosure Service Fees on such File in accordance with Section 7.4, (b) with respect to Files that have been open less than two hundred forty (240) days, if there has been one billing by Firm to its Client on the File, then Provider may bill Firm for twenty-five (25%) percent of the foreclosure Service Fees on such File and (c), with respect to Files that have been open more than two hundred forty (240) days, if Firm bills its Client with respect to such file after the Effective Date, then Provider may bill Firm for twenty-five (25%) percent of the foreclosure Service Fees on such File.  In all other cases, Provider may not bill Firm for any foreclosure Service Fees on such File.

7.8.2         Provider shall provide all other Services on all of Firm’s open Files at the Effective Date, except as otherwise provided in Section 2.2, on the following basis: if the Firm bills its client for any service after the Effective Date, then Provider shall be permitted to bill Firm for any Services provided by Provider relating thereto at one hundred (100%) percent of its Service Fee.

7.8.3         All billing and payments on Services covered by this Section 7.8 shall be in accordance with Sections 7.4 and 7.5, except for Files covered by Section 7.8.1(c)(i), which shall be billed at the time Firm bills its Client on such File.

ARTICLE VIII.
PROVIDER OBLIGATIONS

8.1        Reliance.  Provider shall be entitled to rely upon the genuineness, validity and truthfulness of any instruction, notice, document, instrument, certificate or other writing provided to it by Firm in connection with the performance of Services hereunder unless such instruction, notice, document, instrument, certificate or other writing appears on its face to be fraudulent, false or forged.

8.2         Notice of Adverse Circumstances.  Provider agrees to notify Firm promptly of the occurrence of any event that would, or would reasonably be expected, to result in a material adverse effect upon the business, operations, assets or financial condition of Provider or Firm, including: (a)  commencement of litigation, investigation or other proceeding to which Provider is a party before any Governmental Body; (b) any claim that Provider’s activities do not comply with Applicable Law; or (c) any complaint from a Client.  Such notice shall provide sufficient details and information to enable Firm to appreciate the substance of the matter giving rise to the notice, and Provider shall promptly provide such additional information regarding the matter addressed by the notice as Firm may reasonably request.

8.3         Compliance with Applicable Law.  Provider agrees to perform Services hereunder in compliance with all Applicable Law.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

8.4           Separation of Services.  Provider agrees to use commercially reasonable efforts to separate any services that it may, from time to time, perform for its clients who are not Clients of Firm (the “Non-Firm Clients”) from services it performs for Clients of Firm.

8.5           Conflict Check; Waiver.  Whenever Provider proposes to provide any services to a party, other than a Client of Firm, Provider shall cooperate with Firm to comply with any professional or ethical requirements to which Firm is subject in using a provider of Services with a multiple customer base.  Examples of such requirements may include, but are not limited to, requirements related to confidentiality and avoiding conflicts of interests.  Provider agrees to perform a conflicts check in accordance with the procedures established from time to time by Firm (as notified to Provider) to determine whether a potential conflict of interest exists relating to the provision of services to a Non-Firm Client and the provision of Services under this Agreement to Clients.  Subject to any confidentiality obligations under the terms of any written agreement with a third party or under Applicable Law, if the results of such conflicts check reveal a potential conflict of interest, Provider agrees immediately to notify Firm of such potential conflict.  If waivers of the conflict cannot be obtained, then Provider shall not provide services to the Non-Firm Client except for services of the type provided prior to the date when the conflict arose.  If the provision by Provider of any Services for a Client of Firm would constitute a conflict of interest under Applicable Law as a result of services being rendered for a pre-existing Non-Firm Client, (i) Provider will not, without obtaining the prior written consent of Firm, perform such Services and (ii) the File for such Client will become an Excluded File and Firm shall be obligated to pay the applicable Access Fee for such File in accordance with Article VII.

8.6           Review of Procedures; Quality Control.  On a regular basis throughout the Term, Provider shall review its internal policies, procedures, training programs, forms and other relevant materials to ensure that the provision of Services hereunder is at all times in accordance with Applicable Law.  Provider shall carry out a written program to monitor the quality of the Services provided by Provider, which program shall be subject to review and approval by Firm, which approval shall not be unreasonably withheld, delayed or conditioned.  If any dispute shall arise between Firm and Provider regarding the quality of Services supervised by the Firm pursuant to Section 2.5 and required changes in SOPs to improve the quality of such Services, that cannot be resolved as provided in Sections 19.2 and 19.3, then Provider shall implement any such changes in SOPs required by the Firm.

8.7           Standard of Care.  Provider hereby warrants that it at all times shall perform the Services with the same degree of care, skill and diligence with which Firm historically has performed such services for the benefit of itself and its subsidiaries, if any, prior to the date of this Agreement, and in any event with at least the degree of care, skill and diligence that is customary in the industry and in accordance with any performance metrics specified by Firm’s Clients.  Provider also warrants that the Services shall be performed in a good, professional, and workmanlike manner by qualified personnel.  Without limiting Firm’s rights under Section 5.4, in the event of a breach of any of the foregoing warranties, or any other defective or non-confirming Services, Provider shall promptly re-perform such Services at no additional charge to Firm and, if a recurring deficiency, undertake appropriate corrective actions to prevent future occurrences.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

8.8           Performance Metrics.  Provider shall not consistently fail to meet the Performance Metrics due to its own action or omission and not those of any third party.  Provider shall provide monthly reporting regarding failures by Provider to meet the Performance Metrics, as set forth in Exhibit E.  The Parties agree to review annually the Performance Metrics and determine whether adjustments are required for changes in circumstances, including technological advances, changes in methods, or changes to Services reasonably requested by Firm.  If Provider consistently fails to meet the Performance Metrics, Provider shall (i) promptly investigate and perform an analysis to identify the cause of the failure; (ii) provide to Firm a report on the causes of the problem; (iii) correct the problem, at the sole cost and expense of Provider, to the extent such problem is within Provider’s control; (iv) take appropriate preventive measures to reduce the probability of recurrence, if the problem is within Provider’s control; (v) take appropriate actions to mitigate the adverse effects of the problem prior to its correction; and (vi) periodically advise Firm of the status of remedial efforts being undertaken with respect to such problems.

8.9           Marketing Materials.  Provider may not use the name of Firm in any marketing materials without the prior written consent of Firm.  Provider may not use the name of any Client of Firm in any marketing materials without the prior written consent of the Client.  Provider may seek the consent of Client only as authorized by Firm.  All marketing materials used or distributed by Provider must be in accordance with Applicable Law.

8.10         Guaranteed Payments. Subject to Section 7.5, Provider shall make payments to Firm as provided in this Section 8.10 in the event that Firm does not generate at least Two Million and 00/100 Dollars ($2,000,000.00) annually in Adjusted EBITDA for the first four (4) years following the Effective Date (the “Measurement Period”).  Adjusted EBITDA will be calculated for each calendar month during the Measurement Period, the calendar years ended December 31, 2010, 2011 and 2012 and 2013; provided that the calculation for the calendar year periods shall be based upon Firm’s audited financial statements for such years, prepared in accordance with GAAP, and audited by an independent certified public accounting firm selected by the Firm and approved by Provider, which approval will not be unreasonably withheld.  “Adjusted EBITDA” shall equal Firm’s EBITDA, (a) less, to the extent not included in EBITDA for the applicable period, reserves for uncollectible accounts receivable, (b) plus, to the extent included in EBITDA for the applicable period, any net loss arising from the sale, other disposition, write-down or abandonment of capital assets, (c) plus, to the extent included in EBITDA for the applicable period, any net loss arising from or represented by items that would in accordance with GAAP require separate treatment or classification in the preparation of Firm’s financial statements as extraordinary items, (d) plus, to the extent included in EBITDA for the applicable period, (i) any expenses in excess of $2,000,000 related to (A) David J. Stern’s travel and Firm’s promotion costs, (B) David J. Stern’s salary, bonus and benefits at Firm in excess of Four Hundred One Thousand Two Hundred Eighteen and 00/100 Dollars ($401,218.00), (C) other compensation or payments to David J. Stern or his affiliates, (D) for periods beginning after December 31, 2009, Excess Attorney Cost, or (E) real estate rental and/or lease expenses in excess of those provided in the Facilities Agreement; (e) less, to the extent included in EBITDA for the applicable period, any net gain arising from the sale or other disposition of capital assets and (f) less, to the extent included in EBITDA for the applicable period, any net gain arising from or represented by items that would in accordance with GAAP require separate treatment or classification in the preparation of Firm’s financial statements as extraordinary items.  An estimated reimbursement payment of One Hundred Sixty Six Thousand Six Hundred Sixty Seven and 00/100 Dollars ($166,667.00) per month will be made by Provider to Firm within fifteen (15) days following each month end for each month during the Measurement Period.  After delivery to Provider of monthly financial statements of Firm (with a calculation of such month’s Adjusted EBITDA), Provider and Firm will mutually agree on any “true-up” payments due to or from Firm or Provider (as the case may be) in order for Firm to achieve $166,667 of Adjusted EBITDA for the previous month so that Provider only pays Firm the amount, if any, required for the Adjusted EBITDA to at least equal $166,667 for that month.  In addition, within thirty (30) days following delivery of the final audited financial statements of Firm (with a calculation of such year’s Adjusted EBITDA) for each year through December 31, 2013, but in no case later than April 30 of the following  year, Provider and Firm will mutually agree on any “true-up” payments due to or from Firm or Provider (as the case may be) so that Provider only pays Firm the amount, if any, required for the Adjusted EBITDA to at least equal the targeted $2,000,000 of Adjusted EBITDA for the calendar year covered by those financial statements.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

ARTICLE IX.
PRACTICE OF LAW

The Parties acknowledge that Provider does not intend, and is not authorized or qualified, to engage in any activity that constitutes the practice of law.  To the extent any act or service required to be performed by Provider pursuant to this Agreement is construed to constitute the practice of law by a court of competent jurisdiction or by any Governmental Body charged by law with regulating the practice of law, the requirement to perform that act or service shall be deemed waived and unenforceable.  To the extent required by Applicable Law, all employees of Provider and any Subcontractors performing Services for any Included Files will do so under the supervision of an attorney employed by Firm.  Provider and Firm each agrees to ensure that its respective signs, forms, letterhead, advertising and other materials contain no information that is inconsistent with the fact that Provider provides Services only and not Legal Services, that Firm provides Legal Services, that they are separate businesses and that neither performs the work or services of the other (except as otherwise provided under this Agreement).  The Parties each acknowledge and agree that no benefit to Provider under this Agreement requires or is in any way contingent upon the recommendation, referral or any other arrangement by Provider for the provision of any Legal Services or other service offered by Firm.

ARTICLE X.
SCHEDULED ASSESSMENTS

The Parties shall hold assessment meetings (the “Assessments”) once each calendar quarter on a date mutually agreed upon by the Parties, and at such times between such quarterly meetings as the Firm may reasonably require, to discuss matters relating to this Agreement, including to assess any proposed changes to the Service Fees, SOPs, Performance Metrics or any  amounts payable hereunder as contemplated hereby, any anticipated needs or proposals for Changed Services, any proposed changes to the monitoring or supervision of Services or monitoring of Legal Services, any complaint to or other grievance filed by a Client against Firm that relates to or involves Provider or the relationship between Provider and Firm, the Services or this Agreement, and any other operational, strategic, or other issues or matters arising in connection with this Agreement.  The Parties intend that information exchanged at such Assessments will be in addition to ongoing communication throughout the Term between representatives of Provider and Firm with respect to this Agreement.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

ARTICLE XI.
EXPENSES

During the Term of this Agreement, the Parties agree that each party shall be responsible for the performance of certain activities and the payment of certain expenses as set forth in Exhibit D, “Expenses”, attached hereto and incorporated herein by reference.

ARTICLE XII.
INDEPENDENT CONTRACTOR; USE OF SUBCONTRACTORS

12.1         Independent Contractor.  Provider is an independent contractor and nothing in this Agreement, or related to Provider’s performance under this Agreement, shall be construed to create an employee relationship between Firm and Provider or any Provider consultant or subcontractor (each a “Subcontractor”). Provider will be responsible for (i) selecting, hiring, training and supervising (except for the supervision and monitoring required by Applicable Law to be provided by Firm) all employees and other staff of Provider who provide Services for Included Files.  Provider shall timely pay all benefits and compensation of such employees and other personnel and all other employees and other personnel of Provider, consistent with the Allocation of Expenses in Exhibit D.

12.2         Subcontractors.  Provider shall generally perform the Services required to be supervised by an attorney authorized to practice law in Florida (which are to be supervised by the Firm) (the “Supervised Services”) through its own staff or the staff of its Affiliates.  When Provider is not able to provide the Supervised Services itself or through its Affiliates, and in providing Services other than the Supervised Services, Provider may, in its discretion, utilize Subcontractors to provide the Services hereunder other than (i) any Subcontractor that the applicable Client prohibits Firm or Provider from using, or requires Firm or Provider to cease using, and (ii) any Subcontractor that Applicable Law prohibits Firm or Provider from using; provided that Provider will remain ultimately responsible for ensuring that the Services are provided to Firm in accordance with the terms and conditions of this Agreement, and that each Subcontractor shall agree to be bound by the provisions of Article XV regarding Confidential Information.  Firm may require Provider to use any Subcontractor specified by Firm if (i) the applicable Client requires Firm or Provider to use such Subcontractor (without Firm or any of its Affiliates having caused the Client to, or otherwise having suggested, that the Client impose such requirement) or (ii) Firm reasonably believes that the use of such Subcontractor is necessary for Firm or Provider to fulfill its obligations under Applicable Law.

ARTICLE XIII.
FIRM OBLIGATIONS

13.1         Notice of Excluded File.  Firm shall not provide (or engage any other Person to provide) any Services or any further Services for an Excluded File until it has notified Provider in writing that such File is or has become an Excluded File.  Firm may make arrangements with another Person to provide all or part of any Services for any Excluded File or may provide the Services itself.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

13.2         Client Notification and Consent.  Firm will (i) prior to the Effective Date, notify its Clients of the arrangements described in this Agreement and the formation and ownership of Provider and (ii) use commercially reasonable efforts to obtain the consent of its Clients thereto, to the extent required by Applicable Law or by the terms of any agreement between Firm and any Client and, if such consent is not obtained, Files from such Client will be Excluded Files.  Firm will provide a copy of, and Provider shall have the right to review and comment on, any such notification prior to delivery to any Clients.  Copies of any such consents obtained from Clients shall be provided to Provider.

13.3         Firm Personnel.  Firm will be responsible for selecting, hiring, training and supervising all employees and other personnel of Firm who provide Legal Services.  Firm shall timely pay all benefits and compensation of such employees and personnel and all other employees and other personnel of Firm.

13.4         Firm Information.  Firm shall make available on a timely basis to Provider all information requested by Provider and that is reasonably necessary to enable Provider to provide the Services; provided that, Provider shall not be responsible for any failure to perform Services to the extent caused by the insufficiency or inaccuracy of information so requested or provided.  Subject to the obligations of the Parties to protect the confidential information of Clients of Firm, Firm shall give Provider reasonable access, during normal business hours and at such other times as are reasonably required, to Firm’s premises to the extent reasonably necessary to enable Provider to perform the Services.  Provider shall use its reasonable efforts to provide Services in a manner that does not disrupt Firm’s normal business activities.

13.5         License to Practice Law.  Firm will comply with Rule 4-8.6, Authorized Business Entities, of the Rules Regulating the Florida Bar, including that Firm will engage in the practice of law in the State of Florida only through officers, directors, agents and employees who are qualified to practice law in the State of Florida, and will provide to its Clients the services of attorneys authorized to practice law in said jurisdiction that are sufficient to provide the Legal Services required on the Included Files and will supervise Services through persons with sufficient competency and experience in the applicable area of law.

13.6         Compliance with Applicable Law.  Firm agrees to provide Legal Services to Clients with respect to Included Files, in compliance with all Applicable Law.

13.7         Professional Ethical Requirements.  From and after the Effective Date, Firm agrees to inform Provider of all professional ethical responsibilities with respect to Provider’s performance of Services, and shall cooperate with Provider to ensure that all Client Confidences and Secrets will be protected and maintained to the fullest extent required by any professional ethics rules applicable to Firm’s practice of law.

13.8         Review of Procedures.  On a regular basis throughout the Term, Firm shall review its internal policies, procedures, training programs, forms and other relevant materials to ensure that the provision of Services hereunder is at all times in accordance with Applicable Law.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

13.9         Notice of Adverse Circumstances.  Firm agrees to notify Provider promptly of the occurrence of any of the following events that would, or would reasonably be expected to result in a material adverse effect upon the business, operations, assets or financial condition of Firm, (and to provide such details and information as reasonably requested by Provider relating thereto) including: (a) the commencement of any litigation, investigation or other proceeding to which Firm, or any attorney employed by Firm relating to his employment by Firm or his practice of law, is a party before any Governmental Body; (b) the termination by any Client of its engagement of Firm (or any Client ceasing to use Firm); (c) Firm’s acceptance of any new Excluded File; (d) any managing member of Firm who is an attorney ceasing to be employed by Firm for any reason whatsoever; (e) any change in disbursements payable by Client to Firm; or (f) any claim (whether actual or, to its knowledge, threatened) that the performance of any services by Firm or Provider is not in compliance with Applicable Law.  Firm agrees to notify Provider immediately of any disciplinary actions or malpractice actions initiated against any attorney of Firm, including in the notice a statement of the underlying facts and circumstances alleged in the action.

13.10       Marketing Materials.  Firm may not use the name of Provider in any marketing materials without the prior written consent of Provider.

13.11      Continuation of Business.  Firm agrees to use commercially reasonable efforts to continue to conduct its business in the ordinary course consistent with past practice for a period of at least five (5) years from the Effective Date.

ARTICLE XIV.
ASSET OWNERSHIP

14.1         Intellectual Property; Equipment.

 14.1.1         It is hereby acknowledged and agreed that Provider shall retain all right, title and interest in and to any and all inventions, technological developments, intellectual property and proprietary rights, whether or not patentable or registrable under copyright or similar laws, made or received or reduced to practice by Provider, either alone or jointly with Firm, during the Term of this Agreement.

 14.1.2         All procedures, methods, systems, strategies, Firm’s intellectual property rights, tools, equipment, facilities and other resources owned by Firm are expressly retained by Firm and will remain the exclusive property of Firm.

14.2         Reservation of Rights/No Contest.

 14.2.1        All rights in Provider Intellectual Property Rights (as defined below) not expressly granted to Firm herein are expressly reserved to Provider.  Firm agrees not to (and will ensure that its Affiliates do not) directly or indirectly question, attack, contest or in any other manner impugn the value, validity or enforceability of any Provider Intellectual Property Rights, including in any action in which enforcement of a provision of this Agreement is sought.  Firm will not voluntarily become a party adverse to Provider in any claim, action, suit, arbitration, litigation or other proceeding anywhere in the world in which a third party contests the validity of any Provider Intellectual Property Rights.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

 14.2.2         All rights in Firm’s intellectual property rights not expressly granted to Provider herein are expressly reserved to Firm.  Provider agrees not to (and will ensure that its Affiliates do not) directly or indirectly question, attack, contest or in any other manner impugn the value, validity or enforceability of any Firm intellectual property rights, including in any action in which enforcement of a provision of this Agreement is sought.  Provider will not voluntarily become a party adverse to Firm in any claim, action, suit, arbitration, litigation or other proceeding anywhere in the world in which a third party contests the validity of any Firm intellectual property rights.

14.3         Licenses.

 14.3.1         Provider hereby grants to Firm a royalty-free, non-transferable, non-exclusive, non-sublicensable, limited license to use all intellectual property rights of Provider (other than any trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names, corporate names, business and marketing plans, customer and supplier lists and, whether or not confidential, business information relating to any customer of Provider, other than Firm, (including pricing and cost information)) (the “Provider Intellectual Property Rights”) during and six (6) months after the Term solely for the purpose of conducting, and solely to the extent necessary to conduct, its business in respect of Included Files and Excluded Files for which an Access Fee is paid in accordance with the terms and conditions of this Agreement.  For avoidance of doubt, nothing in this Agreement shall grant or be construed to grant Firm any right to sublicense or permit any third party to use Provider Intellectual Property Rights, including any third party providing services to Firm with respect to any Excluded Files.  If Firm makes or develops any improvements, derivative works, modifications or other enhancements or works based in any way on Provider Intellectual Property Rights (collectively, “Improvements”), Firm hereby assigns and conveys and agrees to assign and convey all of its right, title and interest in and to such Improvements to Provider.

 14.3.2         Upon the expiration of the foregoing license, Firm shall promptly return to Provider any Provider Intellectual Property Rights in the possession of Firm, together with all tangible embodiments thereof, and shall have no further right or license to use such Provider Intellectual Property Rights

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

ARTICLE XV.
RESTRICTIVE COVENANTS

15.1         Confidentiality.  Provider and Firm each acknowledges that it may receive Confidential Information from the other in connection with the performance of their respective obligations under this Agreement.  Neither Provider nor Firm will disclose or use any Confidential Information of the other Party without the prior written consent of such other party, except as required for the performance by Provider of Services hereunder or the performance by Firm of Legal Services to Clients with respect to Included Files, as the case may be, or as otherwise contemplated by this Agreement, including servicing of Excluded Files as permitted by this Agreement, except that the Confidential Information or portions thereof may be disclosed within the internal organization of the party receiving such Confidential Information (the “Receiving Party”) and to its subsidiaries, affiliates, consultants, contractors or other third parties serving as its legal, accounting, financial, investment or other advisors who need to know such information for the purpose of assisting the Receiving Party in the conduct of its business; provided that (i) the Receiving Party shall inform each such party and its personnel of the confidentiality of the information being provided and of the provisions of this Agreement; (ii) they shall agree to abide by and be bound by the provisions of this Agreement; and (iii) the Receiving Party hereby agrees to be responsible for any breach of this Agreement by any such person; provided, however, Privileged Information may only be disclosed by Provider as provided in Section 15.2.  Each party will keep such Confidential Information confidential and will use commercially reasonable efforts to ensure that its Affiliates and officers, directors, employees, personnel, agents and representatives (the “Representatives”) who have access to such Confidential Information comply with such non-disclosure and non-use obligations.

 15.1.1         Nothing in this Agreement shall permit the disclosure of any Confidential Information that constitutes a trade secret under Applicable Law at any time.

 15.1.2         Neither Party shall be under any obligation with respect to any Confidential Information if it is or becomes part of the public domain other than by breach of this Agreement by either Party.

 15.1.3         Notwithstanding the foregoing, a Receiving Party and its Representatives may disclose Confidential Information as and to the extent required by Applicable Law (as applicable, the “Disclosing Party”), provided that the Disclosing Party provides notice to the non-disclosing party of the anticipated disclosure a reasonable time prior to such disclosure.  In the event that the Receiving Party or any of its Representatives receives a request under Applicable Law to disclose all or any part of the information contained in the Confidential Information, the Receiving Party agrees to (i) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such a request; (ii) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, upon request by the Disclosing Party, cooperate with the Disclosing Party at the Disclosing Party’s expense in obtaining an order or other reliable assurance that confidential treatment will be accorded to such portion of the information which the Disclosing Party so designates.  Nothing contained herein will require either Provider or Firm or any other Persons mentioned above to fail to honor a subpoena, court or administrative order or a requirement of Applicable Law on a timely basis.

 15.1.4         The Parties recognize that there is a risk that electronic confidential communications between Firm and Provider may be intercepted by third parties not associated with the Parties, and the Parties hereby agree to accept that risk, and neither will hold the other Party liable for any such loss of confidentiality or losses flowing therefrom, provided that the Parties transmitting electronic information have adopted and at all relevant times were using industry-standard network security technology

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

 15.1.5         Provider and Firm will each use commercially reasonable efforts to safeguard all Confidential Information of the other Party against improper disclosure or use.  Provider shall cause each of its employees that provide Services to Firm to sign an agreement whereby such employee shall agree to keep confidential Firm’s Confidential Information and Client Confidences and Secrets.  Upon request, Provider shall provide a copy of such agreement to Firm.

15.2         Privileged Information.

 15.2.1         Provider shall report directly to Firm with respect to Included Files.  Any and all communications between Provider and Firm or any of its Clients, as well as communications between Provider and Firm or any attorney, agent, employee or personnel acting on the Firm’s or any of its Client’s behalf, will be confidential and made solely for the purpose of assisting Firm in its representation of its Clients.  Provider will not disclose to any Person, without Firm and Client’s written permission, the nature or content of any such oral or written communications, information regarding any Client gained from the inspection of any record or document submitted by Firm to Provider relating to any File or any other Confidential Information relating to Clients that has come into the possession of Provider during the performance of Services under this Agreement or otherwise, including Client Confidences and Secrets (“Privileged Information”).  Provider will not permit any Person (other than Provider’s employees and other personnel) to inspect any Privileged Information without Firm’s permission in advance, except as required by Applicable Law; provided that, in that event, Provider will comply with the requirements of Section 15.1.3 above with respect to the Privileged Information.  All Privileged Information, regardless of the nature and the source from which it emanates, will be held by Provider solely for Firm’s convenience and subject to Firm’s unqualified right to instruct Provider with respect to possession and control.

 15.2.2         Provider will immediately return all Privileged Information to Firm upon request.

15.3         Competition.  In consideration for the benefits Firm will receive in connection with this Agreement and as an inducement to Provider to enter into this Agreement, at all times during the Term and for a period of two (2) years after the Term, Firm will not, and Firm will ensure that its Affiliates will not, directly or indirectly, without the prior written consent of Provider, provide any Services or any services substantially similar to the Services, purchase, join, control, invest in, organize, start or form any business, individual, partnership, firm, corporation or other entity that provides any Services or any services substantially similar to the Services, or otherwise compete with the business of Provider as conducted during the Term in any state in the United States where Provider conducted business at the date of termination of this Agreement, except to provide Services to Firm’s Clients on Excluded Files as permitted by the terms of this Agreement and to continue to provide title insurance as a title insurance agent in accordance with its current business activities in this area (but not title searches) to Firm’s Clients, unless and until Provider or one of its Affiliates is able to provide such title insurance through the Fund (“Permitted Title Insurance Activities”).  Notwithstanding the foregoing, if this Agreement is terminated for any reason arising out of Provider’s uncured material breach of the Agreement, the terms of this non-compete provision shall not apply to Firm.  Except as specified in Section 15.5, nothing contained in this Section 15.3 shall in any way restrict Firm’s ability to provide or perform Legal Services (without Services) to Clients.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

15.4         Recruitment of Employees.  At all times during the Term and for a period of two (2) years after the Term, neither Firm nor Provider will, and each of them will ensure that its Affiliates will not, directly or indirectly, employ, solicit, induce, recruit, encourage or otherwise interfere with the employment relationship of any person who is employed by the other Party at such time or who was employed by the other Party within the previous twelve (12) month period (or attempt to do any of the foregoing).  Notwithstanding the foregoing, if this Agreement is terminated for any reason arising out of either Party’s uncured material breach of the Agreement, the terms of this recruitment provision shall not apply to the non-breaching Party.

15.5         Limits on Activities.  Notwithstanding anything else herein to the contrary, Firm shall undertake no other business activities other than legal activities that support, require or relate to the Services of Provider; provided that, up to five percent (5%) of Firm’s annual billings for services may consist of business activities that do not support, require or relate to the Services of Provider and Firm may continue to conduct the Permitted Title Insurance Activities, except that it shall not do so to the extent that Company becomes authorized to do so.

15.6         Equitable Remedies.  Each Party agrees that a failure to comply with any provision of this Article XV will cause the other Party irreparable harm and that such other Party will be entitled to equitable relief including specific performance, an injunction, a restraining order and/or other equitable relief in order to enforce the provisions of this Article XV, which right is in addition to, and not in lieu of, any other remedy to which such Party is entitled under Applicable Law (including monetary damages).

15.7         Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Article XV too lengthy or the scope too extensive, the other provisions of this Article XV shall nevertheless stand, and the restricted period and/or the scope shall be reduced to such duration or size as such court shall determine to be permissible.

ARTICLE XVI.
INSURANCE

16.1         Provider’s Insurance.  Provider covenants that during the Term it will maintain the insurance coverage listed below (“Insurance Policies”) with, to the extent available, insurance carriers rated no less than “A” by A.M. Best.  Provider will name Firm as an additional insured under the Insurance Policies described below and, at the request of Firm from time to time, Provider shall furnish to Firm a copy of the certificates of insurance evidencing the coverage under Provider’s Insurance Policies.  The certificate(s) will indicate that the policy will not change or terminate without at least thirty (30) days prior written notice to Firm.  Provider further agrees that no such Insurance Policies may be cancelled or the amount of coverage under the Insurance Policies reduced without thirty (30) days prior written notice to Firm.  The Insurance Policies shall be deemed primary without right of contribution from Firm or Firm’s insurers, and the insurance carriers under those Insurance Policies will waive their subrogation rights against Firm.  Provider shall obtain the following insurance coverage:

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

 16.1.1         Automobile Liability.  Hired/non-owned automobile liability insurance in a coverage amount of $1 Million combined single limit;

 16.1.2         General Liability.  General liability insurance in a coverage amount of $1 Million per occurrence and $2 Million in the aggregate;

 16.1.3         Errors and Omissions Liability.  Errors and omissions liability insurance in a coverage amount of $1 Million per occurrence and $3 Million in the aggregate; and

 16.1.4         Workers’ Compensation.  Workers’ compensation insurance covering United States employees: (i) Part A—Statutory Benefits, and (ii) Part B—Employer’s Liability Coverage, in a coverage amount of $1 Million per occurrence;

 16.1.5         General Umbrella.  General Umbrella coverage in the amount of $5 Million in the aggregate for the policy coverages described in Sections 16.1.2, 16.1.3, and 16.1.5 hereof.

16.2         Malpractice Insurance.  During the Term of this Agreement and any extensions or renewals thereof, and except as otherwise provided herein, Firm shall use commercially reasonable efforts to maintain legal malpractice insurance policies (the “Malpractice Insurance Policies”) in at least the same amount as provided for by Firm’s current Malpractice Insurance Policies issued by an insurance carrier with an A.M. Best rating of “A” or better (subject to appropriate increase for any growth in Firm’s business or revenues).  Firm represents and warrants that the Malpractice Insurance Policies are in full force and effect and that they are not in default under any of them and no material claim for coverage thereunder has been denied under any such current Malpractice Insurance Policies with respect to any matter.

ARTICLE XVII.
INDEMNIFICATION

17.1         Firm’s Indemnity.  Firm shall be responsible for, and shall indemnify, defend and hold harmless Provider (and its Affiliates, directors, officers, members, employees, personnel or agents) from and against, any and all Losses (including deductible amounts under any insurance policies) arising out of, based upon or resulting from any gross negligence, willful misconduct, malpractice, error or omission (“Covered Action”) (or claimed Covered Action) by Firm or any of its Affiliates, directors, officers, members, employees, personnel or agents (other than Provider or any of its Affiliates, directors, officers, members, employees, personnel or agents acting on behalf of Provider) or breach of this Agreement, whether such Covered Action  occurred prior to, on or after the Effective Date; provided, however, that Firm will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability or expense results from the willful misconduct or gross negligence of Provider or breach of this Agreement by Provider.  Notwithstanding anything to contrary herein, with respect to indemnification for actions or omissions of Firm existing as of the date hereof for which indemnification is available to Provider under the Contribution Agreement, Provider shall only be entitled to obtain indemnification for such actions or omissions pursuant to the Contribution Agreement and not hereunder.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

17.2         Provider’s Indemnity.  Provider shall be responsible for, and shall indemnify, defend and hold harmless Firm (and its Affiliates, directors, officers, members, employees, personnel or agents) from and against, any and all Losses (including deductible amounts under any insurance policies) arising out of, based upon or resulting from any Covered Action (or claimed Covered Action) by Provider or any of its Affiliates, directors, officers, members, employees, personnel or agents (other than Firm or any of its Affiliates, directors, officers, members, employees, personnel or agents acting on behalf of Firm) or breach of this Agreement from and after the Effective Date; provided, however, that Provider will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results from the willful misconduct or gross negligence of Firm or breach of this Agreement by Firm.

17.3         Limitation of Liability.  Neither Party nor any of their respective Affiliates will be liable to the other Party or any third party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same and attorneys’ fees) arising from any claim relating to this Agreement or any of the Services to be provided hereunder or the performance of or failure to perform such Party’s obligations under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such Party is advised of the possibility or likelihood of such damages.  Each Party disclaims all warranties, express or implied, other than the express warranties set forth in this Agreement, including, without limitation, the implied warranties of merchantability and fitness for a particular purpose.

17.4         Indemnification Procedures.

 17.4.1         Third Party Claims.

(i)
Within ten (10) days after receipt by the Indemnified Party of notice of the commencement of any action by a third party in respect of which, if successful, the Indemnified Party would be entitled to indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall notify each Indemnifying Party thereof in writing (stating the nature, basis and amount of the claim in reasonable detail), but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party within ten (10) days after the Indemnified Party’s receipt thereof, copies of all notice and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

(ii)
The Indemnifying Party shall have the right to assume control of the defense of the Indemnified Party against the Third Party Claim, or if the Indemnifying Party does not assume such defense, to participate in the defense of such Third Party Claim at its own expense.  The Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel but the Indemnifying Party shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party shall have failed to employ counsel in a timely manner, or (iii) the Indemnified Party shall have been advised by legal counsel that having common counsel would present such counsel with a conflict of interest or the defendants in or targets of any such action or proceeding include both an Indemnified Party and an Indemnifying Party and such Indemnified Party reasonably concludes that there may be legal defenses available to it or other Indemnified Parties that are in conflict with, or could reasonably be expected to conflict with, those available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings in the same jurisdiction arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.

(iii)	So long as the Indemnifying Party is conducting the defense of the Third Party Claim:

(i)	the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

(ii)
no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim without the applicable Indemnified Party’s consent; and

(iii)	the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.

(iv)
The Indemnified Parties from whom the defense was assumed shall reimburse the Indemnifying Party assuming the defense for all legal fees and expenses reasonably incurred in defending against such claim if it is subsequently determined that the Third Party Claim is a claim for which indemnification is not required under this Article XVII.  The Indemnified Party shall obtain the prior written approval of the Indemnifying Party before paying, discharging, or admitting liability or entering into any settlement of a claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld or delayed).  All of the applicable Indemnified and Indemnifying Parties shall cooperate with the Party assuming the defense in the defense thereof.  Such cooperation shall include the retention and the provision, to the Party assuming the defense, of records and information, which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Party assuming the defense shall keep the applicable Indemnified and Indemnifying Parties fully informed regarding the progress and status thereof.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

 17.4.2         Other Claims.  In the event any Indemnified Party has a claim under Sections 17.1 or 17.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness (and stating the nature, basis and amount of the claim in reasonable detail) to the Indemnifying Party; but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.  If the Indemnifying Party disputes the liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith under the dispute resolution procedure set forth in Article XIX of this Agreement.

17.5         Sole and Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, absent fraud, the Parties agree that the indemnification set forth in this Article XVII shall be the sole and exclusive remedy for the matters described herein.

ARTICLE XVIII.
RECORDS; AUDIT RIGHTS

18.1         Maintenance of Records.  Provider and Firm each agrees to keep and maintain complete and accurate books and records.  Such books and records must be kept by each such Party for at least seven (7) years after the date such book or record was created or made, unless the other Party gives such Party written consent authorizing destruction of such book or record.

18.2         Access to Records.  Provider and Firm each agree to provide to the other Party and its employees and other personnel, auditors, advisers and other authorized representatives reasonable access, at reasonable times and upon reasonable request, to its accounting records, financial statements and information, files, books, records, contracts and other information and materials reasonably relating to this Agreement, other than any Client Confidences and Secrets.  Any such access shall not interfere unreasonably with the conduct of the business, or disrupt the personnel or operations of either Party, require any Party to provide the other Party with access to or copies of any information that must be maintained as confidential in accordance with the terms of a written agreement with a third party (including any Client) or under Applicable Law.  Any files, books, records, contracts, information and other materials provided by one Party to the other pursuant to this Agreement shall remain the property of the providing Party, subject to the rights of the receiving Party to use such materials solely in the performance by Provider of Services hereunder or the performance by Firm of Legal Services to Clients with respect to Included Files, as the case may be, or as otherwise contemplated hereby.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

18.3         Audit Rights.  Throughout the Term and for two (2) years thereafter, Provider and Firm will each have the right, exercisable no more than once during each calendar year, at its own expense and on thirty (30) days prior written notice to the other Party, to have its auditors or other representatives audit the books and records of the other Party for the sole purpose of certifying the accuracy of the Service Fees and any other matters relating to this Agreement.

ARTICLE XIX.
DISPUTE RESOLUTION

19.1         Exclusive Procedures.  Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article XIX, which shall be the sole and exclusive procedures for the resolution of any such disputes.

19.2        Negotiation.  The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.  Either Party may give the other written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response.  The notice and response shall include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the Person who will represent that Party and of any other person who will accompany the representative.  Within thirty (30) days after delivery of the initial notice, the representatives of both Parties shall meet at a mutually acceptable time and place or by telephone, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by law.

19.3        Mediation.  If the dispute has not been resolved by negotiation as provided above within sixty (60) days after delivery of the initial notice of negotiation, or if the Parties failed to meet within thirty (30) days after delivery of said notice, either Party may give the other Party written notice of the initiation of mediation.  Thereafter, the Parties shall endeavor to settle the dispute by non-binding mediation, provided, however, that if one Party fails to participate in the negotiation as described above, the other Party can initiate mediation prior to the expiration of the foregoing periods.  The Parties will jointly select a mediator, and will share equally all costs of the mediation.  If the Parties cannot agree upon a mediator, a mediator will be selected from the CPR Panels of Distinguished Neutrals, in accordance with the CPR Mediation procedure.  All mediation proceedings are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by law.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

19.4           Judicial Enforcement.  If at any point either Party determines in good faith that mediation will not succeed, then it shall notify the other Party of that determination.  Thereafter, the Parties may resort to any remedy available by law.  Notwithstanding the provisions of this Article XIX, the Parties acknowledge that monetary damages alone will be inadequate to remedy any violation or threatened violation of this Agreement.  Accordingly, nothing in this Agreement, including the requirements to submit disputes to the dispute resolution mechanisms set forth in this Agreement, will prevent a Party from seeking equitable relief in the form of an injunction from any court of competent jurisdiction to prevent the other Party’s continued violation or threatened violation of this Agreement.  A Party seeking such an injunction will not be required to post any bond with the court.  Such right to seek an injunction will be in addition to any potential damage award that such Party may be granted in any proceedings with respect to such violation or threatened violation.

ARTICLE XX.
GENERAL

20.1        Notices.  Any notice, demand, approval, consent or communication required, permitted, or desired to be given hereunder, will be in writing and will be served on the Parties at the following respective addresses:

If to Firm:	Law Offices of David J. Stern, P.A. 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: David J. Stern Facsimile: (954) 233-8444

If to Provider:	DJS Processing, LLC 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: David J. Stern Facsimile: (954) 233-8444

or such other address, or the attention of such other person or officer, as any Party may by written notice designate.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either by hand delivery, by prepaid certified or registered mail, return receipt requested, postage prepaid in the United States Mail, by a nationally recognized overnight courier, or via facsimile or other electronic transmission (including transmission in portable document format by electronic mail).  If any notice, demand or communication is sent by facsimile or electronic mail transmission, an original  must be simultaneously sent by one of the foregoing mail or courier methods.  All such notices, demands or communications shall be deemed to have been received (i) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (ii) if by certified or registered mail, on the third business day after the mailing thereof or (iii) if by next-day or overnight courier or delivery, on the date of such delivery.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

20.2           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties, except that (a) Provider or Firm may assign this Agreement and any of the provisions hereof without the written consent of the other to (i) a successor by way of merger, consolidation, reorganization, stock sale, or by way of a sale of all or substantially all of its assets where the transferee, assignee or successor in such asset sale agrees in writing to be fully bound by all of the provisions of this Agreement or (ii) to any lender as a collateral assignment for security purposes.  Any purported assignment in violation of this Section 20.2 will be void.

20.3     Enforcement.  In the event either Party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees.

20.4        Governing Law; Venue; Jurisdiction.  This Agreement, and all matters arising under or related hereto, shall be governed according to the laws of the State of Florida, without respect to its conflict of law principles.  Each Party hereby consents to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America in the County of Broward for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suits or proceeding relating thereto except in such courts).

20.5        Change in Applicable Law.  If any change in Applicable Law occurs that would require (i) any change to any notice previously provided to a Client or any additional notice to be provided to a Client relating to this Agreement, (ii) any change to the Services provided under this Agreement, (iii) any change to the monitoring of Services or Legal Services or (iv) any other change to this Agreement, the Parties agree to act in good faith and use commercially reasonable efforts to seek to resolve such matter in a manner that is mutually satisfactory to both Parties.

20.6        No Third Party Beneficiaries.  This Agreement does not create, and will not be construed as creating, any rights enforceable by any person not a Party to this Agreement.

20.7        Severability.  The Parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties.  Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance will be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision will be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforcement to the fullest extent permitted by law.  To the extent this Agreement is in violation of Applicable Law, the Parties shall negotiate in good faith to amend this Agreement, to the extent possible consistent with its purposes, to conform to Applicable Law.  Neither Party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to this Section 20.7.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

20.8        Construction.

20.8.1        All references in this Agreement to “Articles,” “Sections” and “Exhibits” refer to the articles, sections and exhibits of this Agreement. The article and section headings and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement or the interpretation hereof.

20.8.2        All references to “$” or “dollars” will be to United States dollars and all references to “days” will be to calendar days unless otherwise specified.

20.8.3        As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

20.8.4        The words “hereof”, “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

20.8.5        The word “including” when used herein is not intended to be exclusive and means “including, but not limited to.”  The word “or” when used herein is not intended to be exclusive unless the context clearly requires otherwise.

20.8.6        The Schedules hereto will be deemed to be incorporated in and an integral part of this Agreement.

20.8.7        All provisions of this Agreement have been mutually negotiated and drafted.  The provisions of this Agreement will be interpreted and construed in accordance with their fair meanings, and not strictly for or against either Party, regardless of which Party may have drafted this Agreement or any specific provision.

20.9       Force Majeure.  Neither Party will be deemed to have breached this Agreement and neither will be liable or otherwise responsible for any interruption, delay or failure to perform any obligation under this Agreement, when such interruption, delay or failure arises from causes beyond its reasonable control, including any outbreak or material escalation of hostilities or other armed conflict or declaration by the United States of a national emergency or war, acts of public enemy, acts of terrorism, embargo, any fire, explosion, earthquake, flood, hurricane, tornado, drought or bad weather or other natural disaster, any other acts of God or acts of city, state, local or federal governments, regulatory bodies, including the Florida Bar or the bar of any jurisdiction in which Firm provides Legal Services, in their sovereign, regulatory or contractual capacity.  If, however, Provider cannot perform such delayed Services for a period of five (5) days due to such cause, then Firm may suspend this Agreement solely with respect to such delayed Service upon written notice to Provider.  In the event Provider is excused from supplying any Service in accordance with the terms of this paragraph (including during the five (5) day notice period referenced in the prior sentence), Firm shall be free to (i) provide such services itself, or (ii) acquire such services from any substitute source, at Firm’s expense and without further liability to Provider, for the period of such disruption, delay or nonperformance (and a period thereafter necessary to honor reasonable commitments beyond the expiration of any disruption or delay), and solely to the extent reasonably necessitated by, such nonperformance.  If, after the period of disability, Provider is once again able to perform the Services in accordance with the terms of this Agreement, Firm shall reinstate this Agreement with respect to Provider’s performance of such Services upon written notice to Provider.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

20.10     Entire Agreement; Amendment.  With respect to the subject matter of this Agreement, this Agreement supersedes all previous contracts and constitutes the entire agreement between the Parties.  Neither Party will be entitled to benefits other than those specified herein.  No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated herein will be of any force and effect, and no changes in or additions to this Agreement will be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s).  No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such wavier, amendment, supplement or modification is in writing and signed by an authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.  The Parties specifically acknowledge that, in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others.

20.11     Counterparts; Effectiveness.  The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person.  None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.

20.12     Waiver of Jury Trial.  THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES IN ANY MANNER CONNECTED WITH THIS AGREEMENT, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

[Signature page follows.]

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LAW OFFICES OF DAVID J. STERN, P.A., a Florida professional association

By:
David J. Stern, President

DJS PROCESSING, LLC, a Delaware limited liability company

By:
David J. Stern, President

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

EXHIBIT A

DEFINITIONS

“Affiliate” means any other Person that controls, is controlled by, or is under common control with, such Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Services Agreement, as amended from time to time in accordance with this Agreement.

“Applicable Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body and shall include without limitation the Rules Regulating the Florida Bar or the code of conduct of any other jurisdiction in which Firm provides Legal Services, as amended from time to time, for lawyers admitted to practice in the State of Florida or any other jurisdiction in which Firm provides Legal Services, and any other rules of professional conduct for lawyers admitted to practice in the State of Florida or any other jurisdiction in which Firm provides Legal Services, in each case to the extent binding upon or applicable to such Person, as amended from time to time.

“Business Days” means days on which Firm is open for business.

“Client” means any person or entity for whom Firm provides Legal Services at any time during the Term.

“Client Confidences and Secrets” shall mean any “confidences” or “secrets” of a Client, as those terms are defined in the Rules Regulating the Florida Bar or the code of conduct of any other jurisdiction in which Firm provides Legal Services, for lawyers admitted to practice in the State of Florida or any other jurisdiction in which Firm provides Legal Services or any other rules of professional conduct for lawyers admitted to practice in the State of Florida or any other jurisdiction in which Firm provides Legal Services, as amended from time to time.

“Client Reimbursements” means, with respect to any Client, those expenses and disbursements, including filing fees, fees for publication and posting of legal notices, court costs, sheriff services, fees for title searches and title insurance, fees for service of process, packaging services, mediation fees, and other expenses, for which such Client agrees to reimburse Firm.

“Confidential Information” means all non-public, proprietary or confidential information in whatever form or media (whether written or oral) of Provider, Firm or Other Firms, including financial information, marketing plans, procedures, policies and personnel records, client lists and client information, fee schedules and fee arrangements, Client Confidences and Secrets, trade secrets, financial and other information received about or from a mortgagor, borrower, guarantor, defendant or other Person obtained in connection with any File and the terms and provisions of this Agreement.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

“Contribution Agreement” means the Contribution and Membership Interest Purchase Agreement between Firm and Affiliates of Provider.

“EBITDA” means the Firm’s earnings before interest, taxes, depreciation and amortization.

“Effective Date” means the date upon which all Parties to this Agreement shall have executed a fully executed copy of this Agreement.

“Excess Attorney Cost” means the following amount:

A - ((B + C) x D)

where

A =	Firm’s actual attorney salary, bonus and benefits for the Measurement Period.

B =
Firm’s per attorney average annual base salary and bonus expense as of the Effective Time, calculated by dividing total attorney compensation for the twelve months prior to the Effective Time (other than for David J. Stern) by the Full-Time Equivalent Attorneys, multiplied by the following fraction: the mean annual wages of United States attorneys as of the most recently reported date immediately prior to the end of the Measurement Period, published by the United States Department of Labor, Bureau of Labor Statistics divided by the mean annual wages of United States attorneys as of May 2008, published by the United States Department of Labor, Bureau of Labor Statistics.

C =
average actual cost per attorney of benefits for the Measurement Period, calculated by dividing the total benefits cost to Firm to provide benefits to attorneys for the Measurement Period (other than David J. Stern) divided by the Full-Time Equivalent Attorneys.

D =	actual number of new Files referred to Firm during the Measurement Period divided by E, rounded up to the next highest whole number.

E =
twelve (12) multiplied by ninety (90%) percent of the average number of new Files referred to the Firm per attorney employed by Firm, calculated by dividing the aggregate number of new Files referred to the Firm in the month of February 2010 by the Full-Time Equivalent Attorneys for the month of February 2010.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

“Excluded File” is a file of Firm for which Firm is prohibited from using Provider to provide Services due to (i) prohibition by the applicable Client by written notice (without Firm or any of its Affiliates having caused the Client to, or otherwise suggested that the Client, require Firm to use any Person other than Provider to provide Services for that File); (ii) prohibition by Applicable Law; or (iii) Provider’s breach and failure to cure with respect to Performance Metrics.  An existing File of Firm may become an Excluded File upon Firm’s receipt of written notice from its Client prohibiting Firm from using Provider to provide Services with respect to such File.  A File shall be considered an Excluded File as to a particular Service, but not other Services, if Firm is prohibited from using Provider to provide the Service for that File for any of the reasons set forth above.

“Fee Schedule” means the fee schedule for Services attached hereto as Exhibit C, as amended from time to time in accordance with this Agreement, and shall include any amendments to the Fee Schedule.

“File” means a specific matter of any Client for whom Firm provides Legal Services.

“Full-Time Equivalent Attorneys” means the full-time equivalent number of attorneys employed by Firm during the Measurement Period, calculated by dividing the number of Business Days worked by Firm’s attorneys during the Measurement Period divided by the number of Business Days in the Measurement Period.  Attorneys on a part-time status, who do not work full days, shall be deemed to have worked only a fraction of a Business Day (i.e., an attorney who works half days shall be treated as working one half (0.5) of a Business Day for each day worked).

“Fund” means Attorneys’ Title Insurance Fund, Inc.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination, consistently applied in accordance with past practices.

“Governmental Body” means any governmental body, agency or official of any country or political subdivision of any country, including any federal, national, supranational, state, local or other government, governmental, regulatory or administrative authority (including any self-regulatory organization), agency or commission or any court, tribunal, or judicial or arbitral body and shall include The Florida Bar, and the bar of any other jurisdiction in which Firm provides Legal Services, and their respective disciplinary committees.

“Indemnified Party” means any Party seeking indemnification.

“Indemnifying Party” means any Party providing indemnification.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

“Intellectual Property Rights” means (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) computer software, (v) trade secrets and know-how, (vi) databases and data collections, (vii) any other similar type of proprietary intellectual property right and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Included File” means any File for which Firm performs Legal Services for any Client, other than any Excluded Files or Files relating to Additional Law Firm Services or Additional Provider Services for which Provider does not provide Services.

“Legal Services” means services that are required to be performed by a licensed attorney under Applicable Law.

“Losses” means any losses, damages, liabilities, costs, expenses (including reasonable expenses of investigation and  reasonable legal fees and expenses), fees, penalties, fines, judgments, settlements and claims of whatever kind and nature.

“Performance Metrics” means the measurements of the performance of Provider in providing Services to Firm, as specified in Exhibit E to this Agreement, as amended from time to time in accordance with this Agreement.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

“Provider Intellectual Property Rights” means (i) all Intellectual Property Rights acquired by Provider pursuant to the Contribution Agreement and (ii) all other Intellectual Property Rights owned, made, conceived, expressed, developed, and/or reduced to practice by Provider or its Affiliates, agents or representatives relating to the Services, subject to any rights or interests of any Client in such Intellectual Property Rights.

“Service Fees” means the fees described in Article VII.

“Services” means all services for an Included File listed on Exhibit B that are not Legal Services, including Additional Law Firm Services and Additional Provider Services that are added to Exhibit B by amendment to this Agreement.  Services will not include any Legal Services, services arising out of Additional Law Firm Services for which Provider has declined to accept the applicable offer in accordance with Section 4.1, and services arising out of Additional Provider Services for which Firm has declined to accept the applicable offer in accordance with Section 4.2.

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

“Termination Date” means the date of termination in its entirety, or expiration, of this Agreement in accordance with Article V.

Additional Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Item	Article/Section
Access Fee	7.3.4
Adjusted EBITDA	8.10
Additional Law Firm Services	4.1
Additional Provider Services	4.2
Additional Provider Services Notice	4.2.1
Additional Provider Services Offer Period	4.2.2
Agreement	Introductory Paragraph
Arbitrator	7.3.3
Assessments	10
Changed Services	3.1
Covered Action	17.1
Default Rate	7.5
Disclosing Party	15.1.3
Dispute Resolution	19
Effective Date	Introductory Paragraph
Facilities Agreement	6
Firm	Introductory Paragraph
Improvements	14.3.1
Initial Term	5.2
Insurance Policies	16.1
Invoice	7.4
Malpractice Insurance Policies	16.2
Measurement Period	8.10
Non-Firm Clients	8.4
Non-Foreclosure Invoice	7.4
Notice	4.1.1
Offer Period	4.1.2
Other Firms	2.3
Party or Parties	Introductory Paragraph
Performance Notice	5.6
Permitted Title Insurance Activities	15.3
Privileged Information	15.2.1
Provider	Introductory Paragraph
Provider Intellectual Property Rights	14.3.1
Receiving Party	15.1
Renewal Period	5.3
Representatives	15.1
Sales Tax	7.7.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

Item	Article/Section
Service Fees	7.1
SOPs	2.6
Subcontractor	12.1
Supervised Services	12.2
Temporary Service Fees	7.6
Term	5.3
Third Party Claim	17.4.1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

EXHIBIT B

Description of Services

1.	Foreclosure

2.	Bankruptcy – Florida

3.	Bankruptcy – Puerto Rico

4.	Eviction

5.	Closings

6.	Monitor Junior Lien Positions

7.	Loss Mitigation

8.	Litigation/Other

B-1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

EXHIBIT C

Fee Schedule

Services	Per File Processing Fee

Foreclosure	[*****]

Bankruptcy – Florida	[*****]

Bankruptcy – Puerto Rico	[*****]

Eviction	[*****]

Closings	[*****]

Monitor Junior Lien Positions	[*****]

Loss Mitigation	[*****]

Litigation/Other	[*****]

Access Fee	Per Excluded File

Foreclosure	[*****]

Bankruptcy – Florida	[*****]

Bankruptcy – Puerto Rico	[*****]

Eviction	[*****]

Closings	[*****]

Monitor Junior Lien Positions	[*****]

Loss Mitigation	[*****]

Litigation/Other	[*****]

C-1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

EXHIBIT D

Expenses

1.
Provided by Firm.  Firm will be responsible for providing, during the Term at its expense, (a) all items and costs relating to the Excluded Files and (b) all items and costs that are not the responsibility of Provider under the item no. 2 below, and that are necessary for, or incidental to, the provision of Legal Services for Included Files or other activities of Firm including the following:

(i)	the cost of engaging consultants and advisors to Firm;

(ii)	continuing legal education expenses for employees and personnel of Firm;

(iii)	outsourcing fees paid to Persons who transmit initial File information to Firm;

(iv)	expenses, out-of-pocket fees, and other disbursements of Firm incurred in providing Legal Services for the Included Files that are not Client Reimbursements;

(v)	the cost of recruiting and hiring attorneys for Firm;

(vi)	the compensation and benefits of employees and personnel of Firm;

(vii)	all taxes, including payroll, income, excise, property or value added taxes, to the extent related to the services or activities of Firm, and

(viii)	the law library and legal research data base expenses of Firm, including costs associated with subscribing to the Lexis-Nexis or similar databases.

2.	Provided by Provider. Provider will be responsible for the costs associated with the provision of Services for Included Files, during the Term, including the following costs:

(i)	the cost of recruiting and hiring personnel of Provider;

(ii)	the compensation and benefits of employees and personnel of Provider;

(iii)	the cost of engaging consultants and advisors to Provider;

(iv)	expenses, out-of-pocket fees, and other disbursements of Provider incurred in providing Services for the Included Files that are not Client Reimbursements;

(v)	all taxes, including payroll, income, excise, property or value added taxes, to the extent related to the services provided by, or activities of, Provider;.

(vi)	Client Reimbursements for filing fees, court costs and mediation fees, subject to reimbursement as provided in Section 7.2 of the Agreement; and

(vii)	File communication fees such as fees for accessing Client systems.

D-1

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities and Exchange Act of 1934 and are indicated by *****.

EXHIBIT E

Performance Metrics

The provisions of foreclosure Services within the time frames set forth below:

1.	Filing of complaint within thirty (30) days of receipt of File.

2.	Service of complaint on defendant within thirty (30) days after complaint is filed.

3.	Entry of judgment on complaint, if uncontested, within sixty (60) days after complaint is served.

4.	Foreclosure sale conducted within thirty (30) days after judgment is entered.

5.	Certificate of Title issued within ten (10) days after judgment is entered.

6.	In contested cases, Certificate of Title issued within one hundred fifty (150) days of receipt of File.

E-1